Exhibit 5.1

[Letterhead of Cozen O’Connor]

December 13, 2021

Global Crossing Airlines Group Inc.

4200 NW 36th Street

Building 5A

Miami International Airport

Miami, Florida 33166

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Global Crossing Airlines Group Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by certain selling stockholders of up to 20,761,112 shares of our common stock and Class B Non-Voting Common Stock, each par value $0.001 per share (collectively, the “Shares”). The Shares consist of:(i) 5,067,128 shares of common stock, (ii) up to 5,671,224 shares of common stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants (the “Warrants”) and (iii) 10,022,760 shares of Class B Non-Voting Common Stock.

We have also examined such other documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have assumed that the Shares will be sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that (i) the Shares have been validly issued and are fully paid and non-assessable and (ii) the Warrant Shares issuable upon the exercise of the Warrants, upon issuance, delivery and payment therefor in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to existing Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cozen O’Connor